Exhibit 99.4

Expression of Interest
to Participate in the Public Offering

You may use this form to express an interest in buying shares in Macatawa Bank Corporation's public offering of common stock.

Macatawa Bank Corporation (the "Company") is offering shares of its common stock in a public offering at a purchase price of $2.30 per share. We are providing this form to give you an opportunity to express interest in purchasing shares in the public offering. If you are interested in purchasing shares in the public offering, then complete this form and send it to us. Please refer to the enclosed prospectus for more information about our rights offering and the public offering. If you do not wish to purchase shares in the public offering, you may discard this form.

You may not use this form to participate in Macatawa Bank Corporation's shareholder rights offering.

The Company is also offering shares of its common stock in a shareholder rights offering. If you are a shareholder of the Company, you may purchase one share of common stock for each whole share of common stock that you owned as of 5:00, p.m., Eastern Time, on May 2, 2011. If you are a shareholder who wishes to exercise your rights to purchase shares of common stock in the rights offering, you should refer to our prospectus for additional information about the rights offering and instructions on how to exercise your rights. This form allows you to express an interest in purchasing more shares than you are entitled to purchase in the rights offering.

This expression of interest is not binding on you or Macatawa Bank Corporation.

This form is only an expression of interest and is not binding on you or us.

DO NOT SEND PAYMENT FOR SHARES AT THIS TIME. If you submit this expression of interest to us, then following completion of the rights offering, we will provide you with a prospectus supplement announcing the results of our rights offering and a subscription agreement. If you still wish to purchase shares at that time, you must complete and submit to us a subscription agreement and your payment. You can make payment by check or wire transfer to Macatawa Bank Corporation in the amount of $2.30 multiplied by the number of shares you wish to purchase. The period after the rights offering when you can subscribe to purchase shares in the public offering will be short - you must respond promptly. The Company reserves the right to allocate shares sold to investors in the public offering in its sole discretion and for any reason.

You are not assured of receiving the shares you are interested in purchasing.

The Company is under no obligation to sell you all or any part of the shares you indicate on this form. The Company may allow any person to purchase shares in the public offering in its discretion. Please refer to the prospectus for limitations on the purchase of shares in the public offering.

You may not purchase shares in the public offering through your broker or bank.

We are offering shares in the public offering for purchase directly from the Company. Do not return this form to your bank or broker, or to the subscription agent in the rights offering.

If you wish to purchase shares in the public offering, please complete the reverse side of this form and return it to Macatawa Bank
Corporation using the delivery instructions provided.

Expression of Interest to
Purchase Shares in the Public Offering

Please complete the information below and return this form to the Company at the address shown below. DO NOT RETURN THIS FORM TO YOUR BANK, BROKER OR NOMINEE. DO NOT RETURN THIS FORM TO THE SUBSCRIPTION AGENT FOR THE RIGHTS OFFERING.
Number of shares of common stock
you wish to purchase:

Name in which you wish to have the shares registered

Street Address

City	State	Zip

Telephone		Facsimile	Email

☐

Please check this box if you would like to receive the prospectus supplement, subscription agreement and other future documents and communications related to the offering by email. If you check this box, please clearly and legibly provide your email address: __________________________________

By signing below, you are providing a nonbinding expression of interest to purchase the number of shares of Macatawa Bank Corporation common stock indicated above in the public offering described in the enclosed prospectus, dated May 10, 2011. You are not sending the purchase price for the common stock at this time. You understand that the Company will send you a prospectus supplement announcing the results of the Company's rights offering and a subscription agreement. After you receive the prospectus supplement and the subscription agreement, if you still wish to purchase the Shares, you will send the Company an executed subscription agreement and a check or wire transfer in the amount of $2.30 multiplied by the number of shares you wish to buy. You understand that the Company reserves the right to allocate shares sold to investors in the public offering in its sole discretion and for any reason.

Signature	Date

RETURN THIS FORM TO MACATAWA BANK CORPORATION NO LATER THAN 5:00 P.M., EASTERN TIME, ON
JUNE 7, 2011, AS FOLLOWS:
By Mail or Overnight Courier:	By Facsimile:	By E-Mail

Macatawa Bank Corporation 10753 Macatawa Drive Holland, MI 49424 Attn: Jon W. Swets	Macatawa Bank Corporation 616.494.7644 Attn: Jon W. Swets	Jon W. Swets jswets@macatawabank.com

Delivery of this expression of interest to an address other than as set forth above does not constitute valid delivery. If you do not return your expression of interest to the Company by 5:00 p.m., Eastern Time, on June 7, 2011, you may be unable to purchase shares in the public offering. If you have any questions about the public offering, please contact Jon Swets at jswets@macatawabank.com or (616) 494-7645.

DO NOT SEND PAYMENT FOR YOUR SHARES AT THIS TIME.